Exhibit 99.1

Intra-Cellular Therapies Reports First Quarter 2015 Financial Results and Provides

Corporate Update

NEW YORK, April 30, 2015 /GLOBE NEWSWIRE/ — Intra-Cellular Therapies, Inc. (NASDAQ: ITCI), a biopharmaceutical company focused on the development of therapeutics for central nervous system (CNS) disorders, today announced its financial results for the quarter ended March 31, 2015, and provided a corporate update.

First Quarter 2015 Financial Results

Intra-Cellular Therapies (the Company) reported a net loss of $22.3 million, or $(0.72) per share (basic and diluted), for the first quarter of 2015 compared to a net loss of $4.5 million, or $(0.17) per share (basic and diluted), for the first quarter of 2014.

Research and development (R&D) expenses for the first quarter of 2015 were $18.6 million, compared to $2.8 million for the first quarter of 2014. The increase is due primarily to costs associated with our lead program ITI-007 Phase 3 clinical trial which was initiated in late 2014.

General and administrative (G&A) expenses were $3.8 million for the first quarter of 2015, compared to $1.9 million for the same period in 2014. The increase is primarily the result of stock based compensation expense and to a lesser extent increased salaries and professional fees and costs due to the activities associated with being a public company.

Cash, cash equivalents and investments totaled $235.2 million at March 31, 2015, compared to $129.6 million at December 31, 2014. During the first quarter of 2015, the Company raised gross proceeds of approximately $130 million with net proceeds of approximately $121.8 million in a public offering of its common stock.

The Company expects that existing cash and investments will be dedicated primarily to the ITI-007 program including clinical trials of ITI-007 in schizophrenia, bipolar disorder, behavioral disturbances in dementia, depressive disorders and related clinical and non-clinical activities. Funds will also be used for other pre-clinical and clinical programs, including the Company’s phosphodiesterase (PDE) development activities.

Recent and Upcoming Corporate Highlights

•	Clinical conduct for the ITI-007-301 Phase 3 clinical trial in schizophrenia is ongoing with over 400 patients planned to be enrolled. As previously communicated, the Company expects topline results from this trial will be available in the second half of 2015. The Company expects to complete enrollment of the study in the first half of 2015 and will provide a trial status update at that time.

•	The Company plans to initiate a second Phase 3 clinical trial of ITI-007 in schizophrenia in the first half of 2015. Trial ITI-007-302 will be a randomized, double-blind, placebo- and active-controlled trial evaluating the antipsychotic efficacy of two doses of ITI-007 (60mg and 20mg) over six weeks of treatment. Over 500 patients are planned to be enrolled across four treatment arms.

•	Recently, at the 15th International Congress on Schizophrenia Research (ICOSR), the Company presented additional data regarding the ITI-007 development program and described the rationale for dose selection in the Phase 3 clinical program in schizophrenia and the pre-clinical and clinical data supporting the strategy for the advancement of ITI-007 in multiple clinical indications, including bipolar disorder and behavioral disturbances in dementia.

•	The Company plans to initiate a clinical trial evaluating ITI-007 for the treatment of behavioral disturbances in patients with dementia including Alzheimer’s disease in the second half of 2015.

•	The Company intends to initiate a late stage clinical program of ITI-007 in bipolar depression in the second half of 2015. Bipolar depression is an underserved, highly prevalent psychiatric condition with few approved treatment options available to patients.

•	The Company anticipates topline results from the ITI-007 positron emission tomography (PET) study in patients with stable schizophrenia will be available in the second half of 2015.

“With ITI-007 in late stage clinical development in several neurological and neuropsychiatric indications, we believe ITI has made significant progress towards our goal of offering patients and their families new treatment options for these debilitating diseases,” said Dr. Sharon Mates, Chairman and CEO of Intra-Cellular Therapies.

About Intra-Cellular Therapies

Intra-Cellular Therapies is developing novel drugs for the treatment of neuropsychiatric and neurodegenerative diseases and diseases of the elderly, including Parkinson’s and Alzheimer’s disease. The Company is developing its lead drug candidate, ITI-007, for the treatment of schizophrenia, behavioral disturbances in dementia, bipolar disorder, depression and other neuropsychiatric and neurological disorders. ITI-007, a first-in-class molecule, is in Phase 3 clinical trials for the treatment of schizophrenia. The Company is also utilizing its phosphodiesterase platform and other proprietary chemistry platforms to develop drugs for the treatment of CNS and other disorders.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, our expected use of our cash and cash investments; our clinical and nonclinical development plans, including our expectations concerning the timing of trials and studies and the availability of data; our beliefs about the potential uses and benefits of ITI-007; and our research and development efforts and plans under the caption “About Intra-Cellular Therapies.” All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include but are not limited to the following: our current and planned clinical trials, other studies for ITI-007, and our other product candidates may not be successful or may take longer and be more costly than anticipated; product candidates that appeared promising in earlier research and clinical trials may not demonstrate safety and/or efficacy in larger-scale or later clinical trials; our reliance on collaborative partners and other third parties for development of our product candidates; and the other risk factors discussed under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (SEC), as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release, and we do not intend to update this information unless required by law.

Contact:

Juan Sanchez, M.D.

Vice President

Corporate Communications and Investor Relations of Intra-Cellular Therapies, Inc.

Phone: 212-923-3344

Burns McClellan, Inc.

Lisa Burns/Carol Werther (Investors)

Justin Jackson (Media)

jjackson@burnsmc.com

212-213-0006

INTRA-CELLULAR THERAPIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(Unaudited)

	Three-Months Ended March 31,
	2015 (1)	2014 (1)
Revenues	$3,315	$167,787
Costs and expenses:
Research and development	18,632,427	2,829,299
General and administrative	3,771,628	1,912,951

Total costs and expenses	22,404,055	4,742,250

Loss from operations	(22,400,740)	(4,574,463)
Interest income	113,916	36,220
Interest expense	—	(5,041)

Net loss	$(22,286,824)	$(4,543,284)

Net loss per common share:
Basic and Diluted	$(0.72)	$(0.17)
Weighted average number of common shares:
Basic & Diluted	30,775,287	26,475,907

(1)	The condensed consolidated statements of operations for the quarters ended March 31, 2015 and 2014 have not been audited and do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

INTRA-CELLULAR THERAPIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2015 (1)	December 31, 2014 (1)
Assets
Current assets:
Cash and cash equivalents	$100,802,133	$61,325,044
Investment securities, available-for-sale	134,424,335	68,320,672
Accounts receivable	3,315	51,603
Prepaid expenses and other current assets	1,267,369	1,288,953

Total current assets	236,497,152	130,986,272
Property and equipment, net	559,709	54,553
Other assets	70,944	70,944

Total assets	$237,127,805	$131,111,769

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,574,351	$2,052,765
Accrued and other current liabilities	9,029,493	7,529,241
Accrued employee benefits	988,897	975,058

Total current liabilities	14,592,741	10,557,064

Long-term liabilities	160,112	—

Total liabilities	14,752,853	10,557,064

Stockholders’ equity:
Common stock, $.0001 par value: 100,000,000 shares authorized; 34,967,837 and 29,499,059 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	3,497	2,950
Additional paid-in capital	332,948,140	208,912,345
Accumulated deficit	(110,542,781)	(88,255,957)
Accumulated other comprehensive loss	(33,904)	(104,633)

Total stockholders’ equity	222,374,952	120,554,705

Total liabilities and stockholders’ equity	$237,127,805	$131,111,769

(1)	The condensed consolidated balance sheets at March 31, 2015 and December 31, 2014 have been derived from the financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.